Exhibit 99.1

Contact: James A. Tracy
VP Finance/CFO
508 650-9971 ext. 315
jtracy@visionsciences.com

VISION-SCIENCES, INC.  Reports Second Fiscal Quarter Results

NATICK, Mass., November 3, 2004 /PRNewswire-FirstCall/ — Vision-Sciences, Inc., (Nasdaq: VSCI) today issued its results for the fiscal quarter ended September 30, 2004 (“Q2 05”).  For Q2 05, sales decreased by 4% to $2.03 million, compared to sales of $2.11 million in the three months ended September 30, 2003 (“Q2 04”).  The net loss in Q2 05 was $0.93 million, compared to a net loss of $0.84 million in Q2 04.  Abbreviated results, in $000’s, (except per share data) for Q2 05, compared to Q2 04, and the six months ended September 30 2004 and 2003, respectively, are as follows:

	Q2 05	Q2 04	Inc (Dec)
Sales	$2,031	$2,107	$(76)
Net loss	$(930)	$(839)	$(91)
Net loss per share	$(0.03)	$(0.03)	—

	6 mo 05	6 mo 04	Inc (Dec)
Sales	$4,808	$4,067	$741
Net loss	$(1,206)	$(1,156)	$(50)
Net loss per share	$(0.04)	$(0.04)	—

Full results for Q2 05 will be published in the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission by November 12, 2004.  Sales of the medical segment decreased in Q2 05 by 19% to $1.13 million, compared to $1.40 million in Q2 04.  Sales of the industrial segment increased in Q2 05 by 27% to $0.90 million, compared to $0.71 million in Q2 04.

Mr. Ron Hadani, President and CEO of the Company, stated “We are encouraged that our product development programs are beginning to show results.  Fully $363,000, or 32% of our medical sales in Q2 05, came from products that we introduced in the last twelve months.  These products included sales of our flexible Trans-Nasal Esophagoscope for diagnostic use (“TNE D”), the TNE D Slide-On™ EndoSheath, our ENT-1000 small diameter endoscope and Slide-On EndoSheaths for the ENT-1000, all new products for the Ear-Nose-Throat (“ENT”) market.  Also in this past quarter, the Company continued to experience market acceptance of our flexible Cystoscope with Slide-On EndoSheath, with sales primarily to the international urology market where we are focusing initially, but also to the domestic urology market.”

Mr. Hadani further stated, “We are disappointed that overall sales in Q2 05 of our core ENT products, the ENT-2000 endoscope and the ENT Slide-On EndoSheath, did not meet our expectations as a result of the previously disclosed slower than expected penetration of this market by our exclusive marketing partner in the U.S., Medtronic Xomed, Inc. (“Medtronic Xomed”) during the first year of our agreement.  The Company is having continuing discussions with Medtronic Xomed regarding the sales level of those products.”

Mr. Hadani continued, “Our expectations for sales in Q2 05 also fell short due to the Company’s decision to delay the shipment of our new Trans-Nasal Esophagoscope for Biopsy (“TNE Bx”) with its Slide-On EndoSheaths until a reliability concern and a production problem could be addressed.  The Company believes that the reliability concern and production problem will be addressed in the near term, and that the decision to delay the initial shipment of these products will benefit the Company in the long term.  The new TNE Bx flexible endoscope with Slide-On EndoSheath is designed to allow physicians to perform biopsies in their offices using topical anesthetics.  We believe the TNE Bx system presents a significant advantage to the alternative of placing patients under conscious sedation in an operating room environment, while it improves the practice efficiency of physicians by allowing them to forego hospital procedures and increase patient throughput.”

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which enable physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes, while providing quick and efficient product turnover and ensuring the patient a contaminant-free product. Information about Vision Sciences’ products and the Company is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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